                                                                    EXHIBIT 4(h)


                FARMERS  NEW  WORLD  LIFE  INSURANCE  COMPANY(R)
                 ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
       (IRS Form 5305-RB under section 408A of the Internal Revenue Code)

[ ]CHECK IF THIS ENDORSEMENT SUPERSEDES A PRIOR ROTH IRA ENDORSEMENT.           [ ]CHECK IF ROTH CONVERSION IRA.

This endorsement is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.

The annuitant is establishing a Roth individual retirement annuity (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.

                                   ARTICLE I


1. If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a rollover contribution described in section 408A(e), the issuer will accept only cash contributions and only up to a maximum amount of $2,000 for any tax year of the annuitant.

2. If this Roth IRA is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

                                   ARTICLE II


The $2,000 limit described in Article I is gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single annuitant, the $2,000 annual contribution is phased out between AGI of $95,000 and $110,000; for a married annuitant who files jointly, between AGI of $150,000 and $160,000; and for a married annuitant who files separately, between $0 and $10,000. In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the annuitant's AGI for that tax year exceeds $100,000 or if the annuitant is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

                                  ARTICLE III


The annuitant's interest in the contract is nonforfeitable and nontransferable.

                                   ARTICLE IV


1.  The contract does not require fixed contributions.

2. Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied before the close of the calendar year following the year of the dividend as contributions toward the contract.


                                   ARTICLE V


1. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the annuitant or, if the annuitant has not so elected, at the election of the beneficiary, either:

    (a) Be distributed by December 31 of the calendar year containing the fifth anniversary of the annuitant's death, or

    (b) Be distributed over the life, or a period not longer than the life expectancy, of the designated beneficiary starting no later than December 31 of the calendar year following the calendar year of the annuitant's death. Life expectancy is computed using the expected return multiples in Table V of section 1.72-9 of the Income Tax Regulations.

    If distributions do not begin by the date described in (b), distribution method (a) will apply.

2. If the annuitant's spouse is the sole beneficiary on the annuitant's date of death, such spouse will then be treated as the annuitant.


                                   ARTICLE VI


1. The annuitant agrees to provide the issuer with information necessary for the issuer to prepare any reports required under sections 408(I) and 408A(d)(3)(E), and Regulations section 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

2. The issuer agrees to submit reports to the Internal Revenue Service and the annuitant as prescribed by the Internal Revenue Service.


                                  ARTICLE VII


Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

                                  ARTICLE VIII


This endorsement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.


                                   ARTICLE IX


1.  All contributions to this annuity will be in the form of cash or check.

2.  The annuitant is the owner of this contract at all times.

                             (continued on reverse)
31-2008                                                            20181   11/98

3.  ARTICLE V IS AMENDED IN ITS ENTIRETY TO READ:

    If the annuitant dies before his or her entire interest in the contract is distributed, and before distribution has begun, the entire remaining interest will be paid not later than December 31 of the calendar year containing the fifth anniversary of the annuitant's death unless the beneficiary elects to receive distribution according to (a) or (b) below:

    a) The entire remaining interest will be distributed to the beneficiary in substantially equal payments over the life, or over a period certain not greater than the life expectancy, of the beneficiary. Life expectancy is computed using the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations.

    (b) If the annuitant's spouse is the sole beneficiary on the annuitant's date of death, the surviving spouse may roll over the entire policy fund to a Roth IRA in his or her own name within 60 days of receiving the distribution.

4. As the owner of the annuity, I acknowledge that I have or will receive a copy of the Farmers New World Life Insurance Company Disclosure Statement for Roth Individual Retirement Annuities at the time of contract delivery.

5. TAX QUALIFICATION. The policy is intended to qualify as a Roth IRA annuity contract for federal income tax purposes. The provisions of the policy, this endorsement, and all other attached endorsements and riders are to be interpreted to ensure and maintain such tax qualification, despite any other provisions to the contrary. In the event of any conflict between provisions in the contract and Internal Revenue regulations, the regulations will control.

6. As the owner of the annuity, I certify that all of the information provided to Farmers New World Life Insurance Company with respect to this annuity is complete and accurate. I understand that Farmers New World Life Insurance Company is not responsible for losses of any kind that may result from my directions, actions, or failure to act. I acknowledge that Farmers New World Life Insurance Company has no duty to determine whether my contributions or distributions comply with the Internal Revenue regulations pertaining to this agreement, and they shall not be responsible for any penalties, taxes, judgments, or expenses that I may incur in connection with my Roth IRA.


--------------------------   -------------------------  ---------------------
  Signature of Annuitant      Social Security Number            Date

    Attached to and made a part of this policy effective as of the issue date of the policy.

                    FARMERS NEW WORLD LIFE INSURANCE COMPANY



                     /s/ JAMES I. RANDOLPH         /s/ JEFFREY T. BLACKBURN

                       James I. Randolph              Jeffrey T. Blackburn
                       Vice President                 Secretary

================================================================================
GENERAL INSTRUCTIONS

(Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF FORM

Form 5305-RB is a model annuity endorsement that meets the requirements of section 408A and has been automatically approved by the IRS. A Roth individual retirement annuity (Roth IRA) is established after the contract, which includes this endorsement, is fully executed by both the individual (annuitant) and the issuer. The contract must be for the exclusive benefit of the annuitant or his or her beneficiaries.

    Do not file Form 5305-RB with the IRS. Instead, keep it for records purposes.

    Unlike contributions to traditional individual retirement arrangements, contributions to a Roth IRA are not deductible from the annuitant's gross income' and distributions after 5 years that are made when the annuitant is 591/2 years of age or older or on account of death, disability, or the purchase of a home by a first-time homebuyer (limited to $10,000), are not includible in gross income. For more information on Roth IRAs, including the required disclosure the annuitant can get from the issuer, get Pub. 590, Individual Retirement Arrangements (IRAs).

    This Roth IRA can be used by an annuitant to hold: (1) IRA Conversion Contributions, amounts rolled over or transferred from another Roth IRA, and annual cash contributions of up to $2,000 from the annuitant; or (2) if designated as a Roth Conversion IRA (by checking the box on page 1), only IRA Conversion Contributions for the same tax year.

    To simplify the identification of funds distributed from Roth IRAs, annuitants are encouraged to maintain IRA Conversion Contributions for each tax year in a separate Roth IRA.

DEFINITIONS

ROTH CONVERSION IRA. A Roth Conversion IRA is a Roth IRA that accepts only IRA Conversion Contributions made during the same tax year.

IRA CONVERSION CONTRIBUTIONS. IRA Conversion Contributions are amounts rolled over, transferred, or considered transferred from a non-Roth IRA to a Roth IRA. A non-Roth IRA is an individual retirement account or annuity described in section 408(a) or 408(b), other than a Roth IRA.

ISSUER. The issuer is the insurance company providing the annuity contract. The insurance company may use other terms besides "issuer" to refer to itself, such as, "company," "insurer," or "us."

ANNUITANT. The annuitant is the person who establishes the annuity contract. The insurance company may use other terms besides "annuitant" to refer to the person who establishes the annuity contract, such as, "owner," "applicant," "insured," or "you."

SPECIFIC INSTRUCTIONS

Article I. The annuitant may be subject to a 6-percent tax on excess contributions if (1) contributions to other individual retirement arrangements of the annuitant have been made for the same tax year, (2) the annuitant's adjusted gross income exceeds the applicable limits in Article II for the tax year, or (3) the annuitant's and spouse's compensation does not exceed the amount contributed for them for the tax year. The annuitant should see the disclosure statement or Pub. 590 for more information.

ARTICLE IX. Article IX and any that follow it may incorporate additional provisions that are agreed to by the annuitant and issuer to complete the contract. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the issuer, issuer's fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the annuitant, etc. Use additional pages if necessary and attach them to this form.

NOTE: Form 5305-RB may be reproduced and reduced in size for adaption to passbook purposes.


                                                                20181   11/98